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                       June 6, 2022

       Mary Doyle
       Chief Financial Officer
       Great Ajax Corp.
       13190 SW 68th Parkway, Suite 110
       Tigard, Oregon 97223

                                                        Re: Great Ajax Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 4, 2022
                                                            File No. 001-36844

       Dear Mary Doyle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction